Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Ocean Bio-Chem, Inc. (the "Company") on Post-Effective Amendment No. 2 on Form S-8 (No. 333-176268) to be filed on or about April 1, 2019 of our report dated March 30, 2018 except for paragraph 2 of Note 16 as to which the date is March 29, 2019 on our audit of the consolidated financial statements of the Company as of December 31, 2017 and for the year then ended, before the effects of the adjustments to retrospectively apply the change in accounting for revenue from contracts with customers as described in paragraph 3 of Note 1 to such consolidated financial statements which report was included in Ocean Bio-Chem, Inc.’s Annual Report on Form 10-K filed March 29, 2019. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Post-Effective Amendment No. 2 on Form S-8.

/s/EISNERAMPER LLP
EISNERAMPER LLP
Ft. Lauderdale, Florida

April 1, 2019